                                                                     Exhibit 12

                           SPLITROCK SERVICES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Amounts in thousands of dollars)


                                            Period from
                                             Inception
                                          (March 5, 1997)
                                              through        Year Ended       Three Months Ended March 31,
                                            December 31,    December 31,      ---------------------------
                                                1997            1998            1998              1999
                                            ------------    ------------      ---------         ---------
Pre-tax loss from continuing operations      $(10,121)       $(57,830)        $  (3,698)         $(25,491)
                                             ========        ========         =========          ========

Fixed charges:
  Interest expense and amortization
  of debt discount and premium on
  all indebtedness                                235          15,390               349             8,191

  Interest portion of rentals                      72             219                82               123

Total fixed charges                          $    307        $ 15,609           $   431          $  8,314
                                             ========        ========           =======          ========

Deficiency of earnings to fixed charges      $(10,121)       $(57,830)          $(3,698)         $(25,491)
                                             ========        ========           =======          ========